Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Trina Schurman
August 21, 2017		Nordstrom, Inc.
Trina.Schurman@nordstrom.com

	MEDIA CONTACT:	Jennifer Tice Walker
Nordstrom, Inc.
Jennifer.TiceWalker@nordstrom.com

Nordstrom Names Kelley Hall Chief Accounting Officer
SEATTLE (August 21, 2017) – Nordstrom, Inc. announced that Kelley Hall has joined the company as Senior Vice President, Chief Accounting Officer, beginning August 21, 2017.
“We constantly strive to bring top talent to Nordstrom and are thrilled to have someone as experienced and knowledgeable as Kelley join the company,” said Anne Bramman, chief financial officer of Nordstrom. “Kelley’s approach to our finance work, great leadership style and ability to develop and support teams will help us achieve our long-term business goals.”
Hall has more than 23 years of experience in finance leadership, most recently serving as vice president and CFO for NIKE, Inc.'s Enterprise Operations where she led finance teams supporting a number of business groups, including supply chain, technology and procurement. During her nearly nine-year tenure at NIKE, Hall also held leadership roles in corporate finance, treasury, tax, investor relations and global business planning. Prior to NIKE, she served in a variety of senior finance leadership roles at Starbucks Corporation, including several roles as vice president supporting U.S. retail and corporate finance.
“I’m excited to join a company like Nordstrom that has such a strong customer-focused strategy and brand reputation throughout the industry,” said Hall. “This is a tremendous opportunity and I look forward to working alongside a team that is dedicated to offering its customers the best experiences, however they want to shop.”
As Chief Accounting Officer, Hall and her team will support strategic efforts to evolve Nordstrom’s accounting, procurement, tax and treasury work across the company.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 354 stores in 40 states, including 122 full-line stores in the United States, Canada and Puerto Rico; 221 Nordstrom Rack stores; two Jeffrey boutiques; and two clearance stores. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its seven clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.

# # #